UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2017

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective May 12, 2017, David Wilkins resigned from his position as a director of Resolute Forest Product Inc.’s (the “Company’s”) Board of Directors (the “Board”), and as a member of each of the Board’s Human Resources and Compensation / Nominating and Governance Committee and Environmental, Health and Safety Committee. Mr. Wilkins had been nominated for re-election as a director at the Company’s Annual Meeting of Stockholders to be held on May 25, 2017. In connection with his resignation as a director of the Company, Mr. Wilkins has also confirmed that he will not stand for re-election. The Board does not currently expect to nominate a substitute nominee for election at the Annual Meeting.

Mr. Wilkin’s resignation was not the result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board. Mr. Wilkins is a partner at the law firm Nelson Mullins Riley & Scarborough LLP. He resigned from the Board upon that firm’s engagement by the Province of New Brunswick for government relations services in the United States, including the issue of softwood lumber exports to the United States, in order to ensure no future conflict or appearance of conflict of interest could exist between that engagement by his law firm and the Company’s interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: May 15, 2017	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer